Exhibit 99.1

Contacts:
Susan M. Kanaya	Burns McClellan
Senior Vice President, Finance and	Media Inquiries
Chief Financial Officer or	Justin Jackson
Markus J. Cappel, Ph.D.	212-213-0006
Chief Business Officer	jjackson@burnsmc.com
650-210-2900
investor@chemocentryx.com

ChemoCentryx Appoints Joseph M. Feczko, M.D. to Company’s Board of Directors

MOUNTAIN VIEW, Calif., April 30, 2012 – ChemoCentryx, Inc. (NASDAQ:CCXI) announced today that the Company has appointed Joseph M. Feczko, M.D. to the Company’s Board of Directors, effective immediately. Dr. Feczko served as Senior Vice President and Chief Medical Officer of Pfizer Inc. and member of the Executive Leadership Team with global responsibilities for all aspects of the company’s medical, regulatory and safety activities. Dr. Feczko is board-certified in Internal Medicine and Infectious Diseases and continues to be active in the pharmaceutical industry, serving on several other notable company boards.

“We are extremely honored to have an industry leader of Dr. Feczko’s caliber join the ChemoCentryx Board,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “He is a proven and skilled executive with broad experience in medical and regulatory affairs. We welcome him and look forward to his contributions as we advance our promising new drug candidates into late-stage clinical trials.”

“I am thrilled to join the ChemoCentryx Board of Directors,” stated Dr. Feczko. “It is a very exciting time for the Company as a newly public entity with a promising pipeline of first-in-class therapies designed to address substantial unmet medical needs.”

Until his retirement in May 2009, Dr. Feczko was Senior Vice President and Chief Medical Officer of Pfizer Inc. and member of the Executive Leadership Team with global responsibilities for all aspects of the company’s medical, regulatory and safety activities. Dr. Feczko served Pfizer in both New York and the United Kingdom since 1982, where he held positions of increasing responsibility in clinical research and regulatory affairs and safety, culminating in the role of Chief Medical Officer. Dr. Feczko is board-certified in Internal Medicine and Infectious Diseases. He has a B.Sc. degree from Loyola University Chicago, and an M.D. from the University of Illinois College of Medicine. Dr. Feczko also serves on the board of directors of the Keryx Biopharmaceuticals, Inc. and Cytheris, SA. Dr. Feczko also serves as chairman of the board of directors of Cardoz Pharmaceuticals AB (Stockholm, Sweden) and a member of the Supervisory Board of uniQure B.V. based in the Netherlands.

ABOUT CHEMOCENTRYX

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. ChemoCentryx’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282, GSK1605786 or GSK’786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. ChemoCentryx’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis and CCX168, a C5aR inhibitor, in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis. ChemoCentryx also has several programs in advanced preclinical development.

FORWARD-LOOKING STATEMENTS

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the Securities and Exchange Commission (“SEC”), including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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